CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 6 to the registration statement on Form N-1A (the "Registration Statement") of our report dated June 26, 1998, relating to the financial statement of Hughes Value Fund which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us as "Independent Accountant" in such Prospectus.



DeAngelis & Higgins, L.L.C.

Cranbury, New Jersey
June 26, 1998